Exhibit 99.1

For more information, contact:
Robyn B. Mabe, Chief Financial Officer
(540) 345-3195

WESTERN SIZZLIN REPORTS SECOND QUARTER RESULTS

ROANOKE, Va. (August 14, 2006)—Western Sizzlin Corporation (OTC Bulletin Board: WSZL), released its financial results for the second quarter ended June 30, 2006 and filed Form 10-Q with the SEC on August 14, 2006. Net income for the second quarter ended June 30, 2006 was $143,106 compared to net income of $242,025 for the second quarter of 2005.

Revenues decreased for the quarter by 6.9% for franchise operations and 15.3% for Company-operations. The decreased revenues for franchising are attributable to closings of franchised locations. Two Company restaurants closed in 2005 from a non-renewal of a lease and a fire casualty resulting in the revenue decreases for Company-operations. Same store sales for franchising for the second quarter of 2006 increased 3.15% and same store sales for the company operations experienced an increase of 0.74% for the quarter. The Company had working capital of $2.3 million at June 30, 2006. The Company paid off three loans during the first quarter of 2006 reducing debt obligations by $1.3 million during the first six months of 2006. The early extinguishment of debt was paid from insurance proceeds on two fire casualties.

Western Sizzlin Corporation operates and franchises a total of 130 units in 19 states as of August 14, 2006 under names of WesterN SizzliN Steak & More, WesterN SizzliN Wood Grill, Great American Steak & Buffet Company, and Quincy Steakhouses. Inquiries should be directed to Robyn B. Mabe, Vice President and Chief Financial Officer at 1338 Plantation Road, N.E. Roanoke, VA 24012.

Comments included in this news release may include “forward-looking statements” within the meaning of the federal securities laws. These statements as to anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Western Sizzlin Corporation cautions readers not to place undue reliance upon any such forward-looking statements as actual results may differ materially from expectations. Further information on the types of factors that could affect the Company can be found in the Company’s filings with the SEC.

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